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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
CNET Networks, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of CNET Networks, Inc. and subsidiaries of our report dated February 5, 2001, relating to the consolidated balance sheets of CNET Networks, Inc. as of December, 31, 2000 and 1999 and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of CNET Networks, Inc.


                                      KPMG LLP



San Francisco, California
April 10, 2001